Exhibit 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
April 15, 2009	Investor Contact:	Douglas I. Payne
(276) 627-2157
	Media Contact:	Karen McNeill
(336) 884-8700
STANLEY FURNITURE ANNOUNCES
FIRST QUARTER 2009 OPERATING RESULTS
STANLEYTOWN, VA, April 15, 2009/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and earnings for the first quarter of 2009.
Net sales of $39.8 million decreased 36.4% from the first quarter of 2008. Loss per share of $.23 for the first quarter of 2009 compares to earnings per share of $.10 in the prior year quarter. The first quarter of 2009 and 2008 results include restructuring charges of $.01 and $.02 per share, respectively. The final restructuring charges stemming from actions announced last year were recorded in the first quarter of 2009.
Operating loss amounted to $3.1 million, compared to operating income of $2.1 million in the first quarter of 2008. The decrease in operating income is primarily due to lower sales and production levels.
Cash on hand amounted to $41.1 million at March 28, 2009 and total debt amounted to $29.3 million. Working capital, excluding cash and current maturities of long-term debt, decreased $7.1 million from the first quarter of 2008 primarily due to a decrease in accounts receivable and inventories reflecting lower sales.
“As anticipated we experienced a sharp decline in sales due to the recessionary environment”, commented Albert L. Prillaman, Chairman and Chief Executive Officer. “Since the lows of December and January we have seen a modest upward trend in orders. However, we expect second quarter revenues, seasonally the weakest sales period of the year, to be similar to the first quarter.”
“Our balance sheet remains very strong. We continue to focus on effective balance sheet management and preparing the business for success when demand eventually improves,” concluded Prillaman.

Other Information
All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
The Company will host a conference call Thursday morning, April 16, 2009 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through April 23, 2009) is (877) 660-6853, the account reference number is 275 and the conference number is 312986.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in China or other countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended
	March 28,	March 29,
	2009	2008
Net sales	$39,764	$62,534
Cost of sales	35,022	51,714

Gross profit	4,742	10,820
Selling, general and administrative expenses	7,817	8,770

Operating (loss) income	(3,075)	2,050
Other income, net	45	72
Interest income	36	205
Interest expense	950	919

Income (loss) before income taxes	(3,944)	1,408
Income tax (benefit) expense	(1,568)	359

Net (loss) income	$(2,376)	$1,049

Diluted earnings (loss) per share	$(0.23)	$0.10

Weighted average number of shares	10,332	10,354

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 28,	March 29,	Dec 31,
	2009	2008	2008

Assets
Current assets:
Cash	$41,109	$32,169	$44,013
Accounts receivable, net	21,283	28,545	21,873
Inventories	45,957	53,286	47,344
Prepaid expenses and other current assets	4,188	1,561	3,758
Deferred income taxes	3,873	3,376	3,906

Total current assets	116,410	118,937	120,894

Property, plant and equipment, net	35,206	42,614	35,445
Goodwill	9,072	9,072	9,072
Other assets	16	101	460

Total assets	$160,704	$170,724	$165,871

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,429	$1,429	$1,429
Accounts payable	9,830	13,571	11,236
Accrued expenses	9,816	10,478	11,170

Total current liabilities	21,075	25,478	23,835

Long-term debt	27,857	29,286	27,857
Deferred income taxes	2,630	4,597	2,778
Other long-term liabilities	8,235	8,334	8,293

Stockholders’ equity	100,907	103,029	103,108

Total liabilities and stockholders’ equity	$160,704	$170,724	$165,871

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 28,	March 29,
	2009	2008
Cash flows from operating activities:
Cash received from customers	$40,254	$59,335
Cash paid to suppliers and employees	(41,596)	(55,300)
Interest received	20	196
Income taxes paid, net	(2,414)	(2,595)

Net cash provided (used) by operating activities	(3,736)	1,636

Cash flows from investing activities:
Capital expenditures	(471)	(82)
Proceeds from sale of assets held for sale, net	1,303

Net cash provided (used) by investing activities	832	(82)

Cash flows from financing activities:
Dividends paid		(1,033)

Net cash provided (used) by financing activities		(1,033)

Net increase (decrease) in cash	(2,904)	521
Cash at beginning of period	44,013	31,648

Cash at end of period	$41,109	$32,169

Reconciliation of net income to net cash provided (used) by operating activities:
Net income (loss)	$(2,376)	$1,049

Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	1,102	1,379
Deferred income taxes	(115)	(222)
Stock-based compensation	153	124
Changes in working capital	(2,910)	(1,057)
Other assets	450	390
Other long-term liabilities	(40)	(27)

Net cash provided (used) by operating activities	$(3,736)	$1,636